Exhibit (h)(ii)
AMENDMENT TO THE
FIRST-AMENDED AND RESTATED
ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES,
CUSTODY AND SECURITIES LENDING AGREEMENT
     This Amendment to the First-Amended and Restated Accounting and Financial Administration Services, Custody and Securities Lending Agreement is made as of the 1st day of October, 2010, by and between Diamond Hill Funds, (the “Trust”), an Ohio business trust, Diamond Hill Capital Management, Inc., (the Administrator), an Ohio corporation and JPMorgan Chase Bank, N.A. (“JPMorgan”), a Delaware corporation.
     WHEREAS, JPMorgan furnishes services to the Trust pursuant to the First-Amended and Restated Accounting and Financial Administration Services, Custody and Securities Lending Agreement dated as of January 1, 2010 (the “Agreement”); and
     WHEREAS, the parties have agreed to amend certain terms of the Agreement;
     NOW, THEREFORE, in accordance with Section 28 of the Agreement, the parties agree as follows:
     1. Section 20.A. of the Agreement is replaced in full with the following:
     20. TERMINATION
          A. The provisions of this Agreement shall be effective on October 1, 2010 and shall remain in full force and effect until August 31, 2011 (“Initial Term”) and shall continue in force for each one year period thereafter (“Renewal Term”), but only so long as such continuance is approved (1) by JPMorgan, (2) the Trust, and (3) by vote of a majority of the Trust’s Board of Trustees or a majority of the Trust’s outstanding voting securities.
     2. Schedule B of the Agreement is replaced in full with the following:
     Schedule B
October 1, 2010
COMPENSATION FOR ACCOUNTING AND
FINANCIAL ADMINISTRATION SERVICES,
CUSTODY AND SECURITIES LENDING
     The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0190%	First $2,500,000,000
0.0090%	Next $1,000,000,000
0.0075%	Over $3,500,000,000

     The Administrator will pay JPMorgan, on the first business day following the end of each month, a fee based on the Trust’s average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0095%	First $2,500,000,000
0.0070%	Next $1,000,000,000
0.0035%	Over $3,500,000,000
     The above fee is subject to a complex minimum fee of $550,000 per annum for all services provided by JPMorgan to the Trust under this Agreement. “Complex” includes the seven series offered by the Diamond Hill Funds and the one series offered by the Diamond Hill Financial Trends Fund, Inc. as of January 1,2010. JPMorgan reserves the right to increase the minimum by $65,000 per annum for each additional series.
     For Trust/Custody services, the Trust incurs no transaction fee, presuming JPMorgan receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur an additional surcharge as set forth below:

Manual Instruction Surcharge	$50.00
Electronic Non-STP Surcharge	$25.00
Manual Corporate Action Instruction	$50.00
Overdrafts will be assessed at a rate of Fed Funds +200 basis points. The above fee schedule does not incorporate derivative, private equity or OTC trading; prices are available on request.
     The Trust will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of its services under this Agreement.
     In the event that JPMorgan does not provide the Trust and its independent registered public accounting firm (the “Auditor”) with Service Auditor’s Reports on Controls Placed in Operation and Tests of Operating Effectiveness (SAS 70 Reports) for Fund Accounting, Custody, Securities Lending or Transfer Agent Services at least once during any trailing 13 month period, the Trust or the Administrator may terminate this Agreement by providing written notice to JPMorgan stating the Trust’s intention to terminate and the effective date of the termination. If the Trust or the Administrator fails to exercise its right of termination within sixty (60) days of the date JPMorgan should have provided the SAS 70 Reports, the Trust and the Administrator will have waived its right to terminate as stated in the preceeding sentence. In addition, if the Trust incurs audit expenses from its Auditor as a result of JPMorgan’s not providing one or more SAS 70 Reports, JPMorgan will compensate the Trust, in an amount not to exceed $50,000 in the aggregate for payment to the Trust’s Auditor of actual expenses incurred, such payment to be contingent on the Trust or its Auditor providing JPMorgan with sufficient detail (as reasonably determined by JPMorgan in its sole judgment) of the cost to be reimbursed in accordance with the foregoing. Trust or Administrator representatives may enter into the premises where JPMorgan is providing the services under this Agreement during regular business hours in order to review internal testing results for each service.
     3. No further changes are made to any other provision of the Agreement.
     IN WITNESS WHEREOF, the Trust, the Administrator and JPMorgan have each caused this Amendment to be executed as of October 1, 2010.

DIAMOND HILL FUNDS
By:	/s/ Illegible
Its: President

DIAMOND HILL CAPITAL MANAGEMENT, INC.
By:	/s/ Illegible
Its: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Roy E. Rogers
Roy E. Rogers Its: Managing Director

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